UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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IDEAL POWER INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 18, 2014

To the Stockholders of Ideal Power Inc.:

It is my pleasure to invite you to attend Ideal Power Inc.’s 2014 Annual Meeting of Stockholders, to be held on Thursday, May 29, 2014 at the Omni Austin Hotel at Southpark, 4140 Governors Row, Austin, Texas 78744. The Annual Meeting will begin promptly at 9:00 a.m., local time.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope or vote by using the Internet according to the instructions in the proxy statement to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting and follow the instructions in the proxy statement, you may vote your shares in person even though you have previously voted by proxy. On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

/s/  R. Daniel Brdar

R. Daniel Brdar,
Chairperson and Chief Executive Officer

5004 Bee Creek Road, Suite 600
Spicewood, Texas

www.idealpower.com

IDEAL POWER INC.

5004 Bee Creek Road, Suite 600
Spicewood, Texas 78669
Telephone (512) 264-1542

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 29, 2014

To the Stockholders of Ideal Power Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Ideal Power Inc., a Delaware corporation (the “Company”). The Annual Meeting will be held on Thursday, May 29, 2014, at 9:00 a.m. local time at the Omni Austin Hotel at Southpark, 4140 Governors Row, Austin, Texas 78744, for the following purposes:

1. To elect five directors to serve until the 2015 Annual Meeting of stockholders; and

2. To ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

These proposals are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is April 9, 2014. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/  Timothy W. Burns

Timothy W. Burns
Corporate Secretary

Spicewood, Texas
April 18, 2014

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote as soon as possible. We encourage you to vote via the Internet. For further details, see “Questions and Answers about This Proxy Material and Voting.”

IDEAL POWER INC.

5004 Bee Creek Road, Suite 600
Spicewood, Texas 78669
Telephone (512) 264-1542

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 29, 2014

AVAILABILITY OF PROXY MATERIALS

This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Ideal Power Inc. (the “Company”, “Ideal Power”, “we”, “us” or “our”), which will be held on Thursday, May 29, 2014, at 9:00 a.m. local time at the Omni Austin Hotel at Southpark, 4140 Governors Row, Austin, Texas 78744.

On or about April 21, 2014, we will begin mailing to our stockholders a copy of this proxy statement, a proxy card and our Annual Report on Form 10-K. The proxy card also instructs you how you may submit your proxy over the Internet.

EXPLANATORY NOTE

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) December 31, 2018; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

You have received these proxy materials because the Board of Directors of the Company is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”).

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 9, 2014 (the “record date”) will be entitled to vote at the Annual Meeting. On the record date, there were 7,010,959 shares of the Company’s common stock (“Common Stock”) outstanding. The holders of Common Stock have the right to one vote for each share they held as of the record date.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the place of the Annual Meeting on May 29, 2014 and will be accessible for ten days prior to the Annual Meeting at our principal place of business, 5004 Bee Creek Road, Suite 600, Spicewood, Texas, 78669, between the hours of 9:00 a.m. and 5:00 p.m. local time.

What am I voting on?

There are two matters scheduled for a vote:

•	election of five directors; and
•	ratification of the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

How do I vote?

If on April 9, 2014, your shares were registered directly in your name with our transfer agent, Corporate Stock Transfer, then you are a stockholder of record. Stockholders of record may vote by using the Internet or by mail as described below. Stockholders also may attend the Annual Meeting and vote in person. If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you.

Stockholders of record may vote by using the Internet at www.proxyvote.com and following the instructions for Internet voting on the proxy card mailed to you. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 28, 2014. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded.

Stockholders of record may also vote by mail, by completing and mailing in the paper proxy card included with this proxy statement.

The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If your shares are held by your bank or broker as your nominee (that is, in “street name”), you must obtain a proxy, executed in your favor, from the holder of record (the bank or broker) to be able to vote in person at the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted (i) “for” the election of all five nominees for director, and (ii) “for” ratification of the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014. However, with respect to (i) of the preceding sentence, if you are not a record holder, such as where your shares are held through a broker, nominee, fiduciary or other custodian, you must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order for your shares to be properly voted. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 5004 Bee Creek Road, Suite 600, Spicewood, Texas 78669.
•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and broker non-votes. Abstentions will have no effect on the vote total for proposal number 1 (election of five directors). Abstentions will be counted towards the vote total for proposal number 2 (ratification of the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014), and will have the same effect as “against” votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

If your shares are held in “street name”, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name without your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Under current NYSE rules, any election of a member of the Board of Directors, whether contested or uncontested, is considered “non-discretionary” and therefore brokers are not permitted to vote your shares held in street name for the election of directors in the absence of instructions from you. Proposal 1, the election of directors (unlike Proposal 2), is “non-discretionary” and therefore if you hold your shares through a broker, nominee, fiduciary or other custodian, your shares will not be voted on Proposal 1 unless you provide voting instructions to the record holder.

How many votes are needed to approve each proposal?

•	For Proposal 1, the election of directors, the five nominees receiving the most “for” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.
•	Proposal 2, to ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014, must receive a “for” vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you “abstain” from voting, it will have the same effect as an “against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if a majority of all shares outstanding on April 9, 2014, the record date, are represented at the Annual Meeting present in person or by proxy. On the record date, there were 7,010,959 shares of Common Stock outstanding and entitled to vote. Therefore, 3,505,480 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be available on a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the end of the Annual Meeting.

When are stockholder proposals due for next year’s Annual Meeting?

If you wish to submit a proposal to be considered for inclusion in next year’s proxy materials or nominate a director, your proposal must be in proper form and received by the Corporate Secretary of the

Company no less than 30 and no more than 60 days prior to the date of the Annual Meeting. If we fail to provide at least 40 days public notice of the date of the Annual Meeting, your proposal must be received by the Corporate Secretary not later than the close of business on the tenth day following the date on which public disclosure of the date of the Annual Meeting was made. You are advised to review our Certificate of Incorporation and our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Certificate of Incorporation and current bylaws may be found on the corporate governance subsection of the investors section of our corporate website at www.idealpower.com.

How can I communicate with the Board of Directors?

Stockholders wishing to communicate with the Board may send a written communication addressed to the Corporate Secretary of Ideal Power Inc. at 5004 Bee Creek Road, Suite 600, Spicewood, Texas 78669. The Corporate Secretary will screen all communications for product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Directors and Executive Officers

The names and ages of our directors and executive officers, and information about each of them as of April 9, 2014, are set forth below.

Name	Age	Position
R. Daniel Brdar	54	Chief Executive Officer and Chairman of the Board
Paul Bundschuh	52	President and Chief Commercial Officer
William C. Alexander	58	Chief Technology Officer and Director
Timothy W. Burns, CPA	39	Chief Financial Officer, Secretary and Treasurer
Mark L. Baum, J.D.	41	Director
Lon E. Bell, Ph.D.	73	Director
David B. Eisenhaure	68	Director

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. R. Daniel Brdar, our Chief Executive Officer, is also the Chairman of the Board of Directors. The Board believes that it is currently in the best interests of the Company and its stockholders to have Mr. Brdar serve both roles given the fact that our business is in a growth stage. As Chief Executive Officer, Mr. Brdar has direct involvement in our operations, therefore he is in the best position to propose short and long term objectives for our business. This ensures that the Board of Directors focuses on important strategic objectives and understands the challenges we face on a day-to-day basis. We believe that this combined role is balanced by the independence of a majority of our directors, who may meet in executive session at any time, which allows them to review key decisions and to discuss matters independently of Mr. Brdar. Our Board does not have a person designated as a lead independent director.

Independence of the Board of Directors

As required by the listing standards of The Nasdaq Stock Market (“Nasdaq”), a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors.

After investigation, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for R. Daniel Brdar and William Alexander, both of whom are officers of the Company.

Information Regarding the Board of Directors and its Committees

The Board has three standing committees which have members (Lon E. Bell, Mark L. Baum and David B. Eisenhaure) who satisfy the independence standards of the Securities Exchange Act of 1934 and Nasdaq’s rules. These committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Mr. Baum is Chairman of the Audit Committee, Dr. Bell is Chairman of the Compensation Committee, and Mr. Eisenhaure is Chairman of the Nominating and Corporate Governance Committee. In additional to acting by written consent, during the year ended December 31, 2013, the Board held seven meetings, the Audit Committee held two meetings and the Compensation Committee held one meeting. Each of our directors attended 100% of the aggregate Board meetings and meetings of the Board committee(s) of which he is a member. We do not have a policy with regard to Board attendance at the Annual Meeting. Two of the members of our Board attended the 2013 Annual Meeting.

Each of the Board committees operates pursuant to a charter. Copies of the charters can be viewed on our website at www.idealpower.com — Investors/Corporate Governance/Governance Documents.

Audit Committee

The Board has determined that Mark L. Baum, the Chairman of our Audit Committee, and David B. Eisenhaure, a member of the Audit Committee, each qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The role of the Audit Committee is to:

•	oversee management’s preparation of our financial statements and management’s conduct of the accounting and financial reporting processes;
•	oversee management’s maintenance of internal controls and procedures for financial reporting;
•	oversee our compliance with applicable legal and regulatory requirements, including without limitation, those requirements relating to financial controls and reporting;
•	oversee the independent auditor’s qualifications and independence;
•	oversee the performance of the independent auditors, including the annual independent audit of our financial statements;
•	prepare the report required by the rules of the Securities and Exchange Commission to be included in our proxy statement; and
•	discharge such duties and responsibilities as may be required of the Committee by the provisions of applicable law, rule or regulation.

Compensation Committee

The role of the Compensation Committee is to:

•	develop and recommend to the Board the annual compensation (base salary, bonus, stock options and other benefits) for our Chief Executive Officer;
•	review, approve and recommend to the Board the annual compensation (base salary, bonus and other benefits) for all of our executives and for members of the Board;
•	review, approve and, when appropriate, recommend to the Board for approval, incentive compensation plans and equity-based plans and to administer such plans;
•	review, approve and, when appropriate, recommend to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers;
•	review our incentive compensation arrangements to determine whether they encourage excessive risk-taking; and
•	develop and recommend to the Board for approval a Chief Executive Officer succession plan.

Nominating and Corporate Governance Committee

The role of the Nominating and Corporate Governance Committee is to:

•	evaluate from time to time the appropriate size (number of members) of the Board and recommend any increase or decrease;
•	determine the desired skills and attributes of members of the Board, taking into account the needs of the business and listing standards;
•	establish criteria for prospective members, conduct candidate searches, interview prospective candidates, and oversee programs to introduce the candidate to us, our management, and operations;
•	review planning for succession to the position of Chairman of the Board and Chief Executive Officer and other senior management positions;

•	annually recommend to the Board persons to be nominated for election as directors;
•	recommend to the Board the members of all standing Committees;
•	adopt or develop for Board consideration corporate governance principles and policies;
•	review stockholder nominations for candidacy to the Board, if any, and any stockholder proposals affecting corporate governance, and make recommendations to the Board accordingly; and
•	periodically review and report to the Board on the effectiveness of corporate governance procedures and the Board as a governing body, including conducting an annual self-assessment of the Board and its standing committees.

Policy with Regard to Security Holder Proposals and Director Recommendations

Our Nominating and Corporate Governance Committee believes that the minimum qualifications and skills that candidates for director should possess include the highest professional and personal ethics and values, experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The committee also considers the following factors, in no particular order of importance: (i) various and relevant career experience, (ii) relevant skills, such as an understanding of the Company’s business, (iii) financial expertise, (iv) diversity and (v) local and community ties. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. While we do not have a formal policy on diversity, our Nominating and Corporate Governance Committee considers diversity of experience as one of the factors it considers in conducting its assessment of director nominees, along with such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, our Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee will also determine whether the nominee is independent. In conducting a search for director candidates, the Committee may use its network of contacts to compile a list of potential candidates, but it may also engage, if it deems appropriate, a professional search firm. The Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. Thereafter, the Committee will meet to discuss and consider such candidates’ qualifications and select a nominee for recommendation to the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating and Corporation Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee, the stockholder recommendation should be delivered to the Corporate Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation, in accordance with Article 12 of our Certificate of Incorporation and our bylaws.

Compensation Committee Interlocks and Insider Participation

In November 2012, Dr. Lon Bell, Mr. Mark L. Baum and Mr. Richard Rutkowski, all of whom were determined to be independent using the criteria set forth in Nasdaq’s rules, were appointed to the Board. In January 2013, the Board created the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Dr. Bell and Messrs. Baum and Rutkowski were appointed to these committees. In August 2013, Mr. Rutkowski resigned as a member of the Board and Mr. Eisenhaure, who we determined was independent, was appointed in his place. None of our executive officers served on the Compensation Committee during the 2013 year and there were no relationships during the 2013 year that are required to be disclosed pursuant to Item 407(d)(4)(iii) of Regulation S-K.

Risk Oversight Management

Our Board provides risk oversight for our entire company by receiving management presentations, including risk assessments, and discussing these assessments with management. The Board’s overall risk oversight is supplemented by the various committees. The Audit Committee discusses with management and our independent registered public accounting firm our risk management guidelines and policies, our major financial risk exposures and the steps taken to monitor and control such exposures. Our Compensation Committee oversees risks related to our compensation programs and discusses with management its annual assessment of our employee compensation policies and programs.

Code of Business Conduct and Ethics

The Board of Directors has adopted a code of business conduct and ethics (the Code) designed to deter wrongdoing and to promote honest and ethical conduct. The Code applies to all of our directors, executive officers and employees. The Code may be found on our website at www.idealpower.com — Investors/Corporate Governance/Governance Documents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We have set forth in the following table certain information regarding our common stock beneficially owned by (i) each stockholder we know to be the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all executive officers and directors as a group. Generally, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days pursuant to options, warrants, conversion privileges or similar rights. Unless otherwise indicated, ownership information is as of April 9, 2014, and is based on 7,010,959 shares of common stock outstanding on that date.

Names and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		% of Shares Owned
Directors and Officers:
William Alexander, Chief Technology Officer and Director	484,996	(3)	6.9%
Paul Bundschuh, President and Chief Commercial Officer	113,759	(4)	1.6%
Timothy Burns, Chief Financial Officer, Secretary and Treasurer	10,000		0.2%
R. Daniel Brdar, Chief Executive Officer and Chairman of the Board	—		0.0%
Mark L. Baum, Director	102,667	(5)	1.5%
Lon E. Bell, Director	136,463	(6)	1.9%
David B. Eisenhaure, Director	7,871	(7)	0.1%
All Directors and Officers as a Group	855,756		12.2%
5% Owners
Peter A. Appel(8)	882,826	(9)	12.6%
Austin W. Marxe, David M. Greenhouse and Adam C. Stettner(10)	1,146,935		16.3%

(1)	The address of each officer and director is 5004 Bee Creek Rd., Suite 600, Spicewood, Texas 78669.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, as amended, and is generally determined by voting powers and/or investment powers with respect to securities. Unless otherwise noted, the shares of common stock listed above are owned as of April 9, 2014, and are owned of record by each individual named as beneficial owner and such individual has sole voting and dispositive power with respect to the shares of common stock owned by each of them.
(3)	Includes 470,996 shares of common stock and 14,000 shares subject to a vested option to purchase common stock.
(4)	Includes 50,635 shares of common stock, warrants for the purchase of 2,054 shares of common stock and 61,070 shares subject to vested options to purchase common stock.

(5)	Includes 54,961 shares of common stock held in Mr. Baum’s name, 29,063 shares of common stock held by Series E-1 of Larrem Smitty, LLC, of which Mr. Baum is the beneficial owner, 4,260 shares subject to an option to purchase common stock exercisable within 60 days of April 9, 2014 and 14,383 shares of common stock issuable upon the exercise of warrants held by Series E-1 of Larrem Smitty, LLC.
(6)	Includes 30,861 shares of common stock held in Dr. Bell’s name, 58,192 shares of common stock held by the Bell Family Trust, of which Dr. Bell is the trustee and has sole voting and investment control with respect to the shares of common stock, 4,260 shares subject to an option to purchase common stock exercisable within 60 days of April 9, 2014 and 43,150 shares of common stock issuable upon the exercise of warrants held by the Bell Family Trust.
(7)	Includes 3,611 shares held in Mr. Eisenhaure’s name and 4,260 shares subject to an option to purchase common stock exercisable within 60 days of April 9, 2014.
(8)	Mr. Appel’s address is 77 Oregon Road, Bedford Corners, New York 10549.
(9)	Includes 580,777 shares of common stock and 302,049 shares of common stock issuable upon the exercise of warrants.
(10)	The address for Messrs. Marxe, Greenhouse and Stettner is 527 Madison Avenue, New York, New York, 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during our most recent fiscal year and Forms 5 and amendments thereto furnished to us with respect to our most recent fiscal year, and any written representation made to us, we have determined that Peter Appel, the beneficial owner of more than 10% of our common stock, filed his Form 3 one day late.

EXECUTIVE COMPENSATION

Below is biographical information relating to our executive officers.

R. Daniel Brdar, Chief Executive Officer and Chairman of the Board of Directors

Mr. Brdar’s biographical information appears in the section of this proxy statement titled “Proposal 1 —  Election of Directors”.

William C. Alexander, P.E., Chief Technology Officer and Director

Mr. Alexander’s biographical information appears in the section of this proxy statement titled “Proposal 1  — Election of Directors”.

Paul Bundschuh, President and Chief Commercial Officer

Mr. Bundschuh joined Ideal Power in May 2009. Since January 8, 2014, he has held the positions of President and Chief Commercial Officer. Prior to that date, from September 2012 until January 7, 2014, he was the Chief Executive Officer and Chairman of our Board of Directors. From May 2009 through September 2012, as both a consultant and an employee, Mr. Bundschuh provided services as the Vice President of Business Development, where he focused on financing activities, including obtaining various grants and industry awards and securing customers. Prior to joining our company, Mr. Bundschuh was a renewable energy technology and marketing consultant from September 2008 through May 2009, during which time he consulted with various renewable energy firms on their marketing and business development efforts. From January 2008 through July 2008, Mr. Bundschuh was Vice President of Marketing and Technology for Electromagnetic Power Solutions, an inverter company start-up leveraging IP licensed from Virginia Tech University. Mr. Bundschuh developed the business and marketing plans for the company and identified potential investors. From October 2000 through March 2007, Mr. Bundschuh was Vice President of Sales and Marketing of the Semi & Licensing division of Waves Audio, where he began a new division for audio IP licensing and custom semiconductor solutions to the consumer audio OEM market. Prior to Waves Audio, Mr. Bundschuh held various roles with Motorola Semiconductor and Advanced Micro Devices. Mr. Bundschuh has a Master of Business Administration from the University of Texas at Austin, a Masters of Engineering in Computer and Systems Engineering as well as a Bachelor of Science in Electrical Engineering from Rensselaer Polytechnic Institute.

Timothy W. Burns, CPA, Chief Financial Officer, Secretary and Treasurer

On October 21, 2013, Timothy W. Burns joined Ideal Power as our Chief Financial Officer and on November 18, 2013 he was appointed as our Secretary. Prior to accepting this position, Mr. Burns was employed by Rainmaker Systems, Inc., a publicly traded company, from November 2010 until February 2013, first as the company’s Controller and, beginning in April 2011, as its Chief Financial Officer. Prior to his employment with Rainmaker Systems, Inc., Mr. Burns was employed by Dean Foods Company, a publicly traded company, from 2001 until November 2010. Mr. Burns began with Dean Foods Company as a Financial Analyst, was made Senior Financial Analyst in 2003, SEC Reporting Manager in 2006, Assistant Controller in 2007 and was promoted to Director of Corporate Accounting in 2008. From 1998 to 2001, Mr. Burns was employed by Deloitte & Touche, LLP as an auditor. Mr. Burns has a Master’s Degree in Professional Accounting from the University of Texas and a Bachelor’s Degree in Accounting from the University of Southern California. He is a public accountant certified in Texas.

Summary Compensation Table

Name and Principal Position		Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation(4)	Total
Paul Bundschuh President and Chief Commercial Officer, Former Chief Executive Officer	2013	$186,154	$105,336	$0	$379,883	$0	$671,373
	2012	139,999	0	0	0	0	139,999

Christopher Cobb Former President, Chief Operating Officer and Chief Executive Officer	2013	$148,078	$2,802	$0	$70,634	$97,369	$318,883
	2012	13,462	41,250	48,993	85,049	0	188,754

William Alexander Chief Technology Officer	2013	$223,267	$51,932	$0	$151,953	$0	$427,152
	2012	238,253	0	0	0	0	238,253
Timothy Burns Chief Financial Officer, Secretary and Treasurer	2013	$27,885	$2,099	$0	$113,124	$0	$143,108

Charles De Tarr Former Vice President, Finance, Chief Financial Officer and Secretary	2013	$154,926	$1,160	$0	$23,868	$0	$179,954
	2012	115,895	35,000	0	0	0	150,895

(1)	Bonus in 2013 includes annual performance bonus of $100,000 and $50,000 for Mr. Bundschuh and Mr. Alexander, respectively. Other amounts shown in 2013 relate to bonus paid to executives for deferring base salary payments in advance of the Company’s initial public offering.
(2)	The amounts included in this column are the aggregate grant date fair value of stock awards granted in 2012.
(3)	This amount reflects the aggregate grant date fair value for this award and does not correspond to the actual value that may be recognized by the individual upon option exercise. For information on the valuation assumptions used to determine the grant date fair value of stock options, see Notes 1 and 11 to our audited financial statements included in our Annual Report on Form 10-K.
(4)	This amount includes an $88,350 severance payment and $9,019 payment for unused vacation.

Current and Future Compensation Practices

Currently, compensation for our employees consists of base salary, cash bonuses and awards of stock options granted through our 2013 Equity Incentive Plan. We believe that a combination of cash and options for the purchase of common stock will allow us to attract and retain the services of individuals who will help us achieve our business objectives, thereby increasing value for our stockholders. We believe that share ownership by our employees is an effective method to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. No employee is required to own common stock in our Company.

In setting the compensation for our officers, we look primarily at the person’s responsibilities, at the person’s experience and education and at our ability to replace the individual. We expect the base salaries of our executive officers to remain relatively constant unless the person’s responsibilities are materially changed. We also expect that we may pay bonuses to reward exceptional performance or the achievement by the Company or an individual of targets to be agreed upon. During 2013 and 2012, because we had limited cash resources, we periodically accrued salaries for our executive officers.

Employment Agreements

On January 8, 2014, R. Daniel Brdar entered into an employment agreement with us. The term of Mr. Brdar’s employment agreement is three years. Before the expiration of the second year, the Compensation Committee will review his performance and, assuming that his performance is satisfactory, the term of his employment will be extended for an additional year. During the third year and each subsequent year of his employment, the Compensation Committee will review Mr. Brdar’s performance and, assuming it is satisfactory, extend his employment for an additional year.

As compensation for his services, Mr. Brdar receives an annual salary of $300,000 per year. Each year, Mr. Brdar and the Compensation Committee will meet to discuss performance objectives and targets for him, personally, and for the Company for the year (the “Performance Goals”). If the Performance Goals are satisfactorily achieved during the period or periods designated, as determined by the Compensation Committee, Mr. Brdar will be eligible to receive a target performance bonus in the amount of 60% of his annual salary. For the first year of his employment, he will receive a bonus that is no less than 25% of his annual salary.

We issued a non-qualified stock option to Mr. Brdar (the “Inducement Option”) to purchase 250,000 shares of the Company’s common stock at a per share exercise price of $7.14, equal to the closing price of the Company’s common stock on January 8, 2014, the date of grant. The right to purchase the shares subject to the Inducement Option vests in equal increments over a period of four years, beginning on the first anniversary of the date of grant and continuing thereafter on each subsequent anniversary date. The Inducement Option has a term of 10 years and is not subject to the terms of the Company’s 2013 Equity Incentive Plan. Beginning with the 2015 calendar year and continuing through the 2018 calendar year, Mr. Brdar will also receive, for each year in which the Performance Goals are met, an additional option to purchase 50,000 shares of the Company’s common stock (the “Target Option”). The per share exercise price of each Target Option will be equal to the closing price of the common stock on the first business day of the calendar year. The right to purchase the shares subject to each Target Option will vest in equal increments over a period of four years, beginning on the 31st day of December in the year in which the Performance Goals are met. The Target Option will have a term of 10 years and will be subject to the terms of the Company’s 2013 Equity Incentive Plan.

If Mr. Brdar’s services are terminated at our election, he will be entitled to receive (i) his accrued but unpaid annual salary and the value of unused paid time off through the effective date of the termination; (ii) his accrued but unpaid bonus, if any; (iii) business expenses incurred prior to the effective date of termination; and (iv) severance (the “Severance Payment”) consisting of one year of his annual salary, less legal deductions. We may elect in our sole discretion whether to pay the Severance Payment in one lump sum or on regular pay days for the one year period following termination of Mr. Brdar’s employment. Mr. Brdar will be entitled to continue to participate in employee benefit plans, at our sole expense, for a period of one year following the termination of his employment.

If Mr. Brdar’s services are terminated as a result of a change in control, he will be entitled to receive (i) his accrued but unpaid annual salary and the value of unused paid time off through the effective date of the termination; (ii) his accrued but unpaid bonus, if any; (iii) business expenses incurred prior to the effective date of termination; and (iv) an amount equal to his annual salary for one year. In addition, any equity award that was scheduled to vest following the termination of his employment will vest immediately.

Mr. Brdar is entitled to participate in any of our employee benefit plans which may now or hereafter be in effect on a general basis for executive officers or employees. During his employment, we will provide, at our sole expense, medical and dental benefits for Mr. Brdar and his spouse under the same policy or policies generally available to other executive officers of the Company.

On December 10, 2013, Timothy Burns entered into an employment agreement with us. As compensation for his services, Mr. Burns received an annual salary of $150,000 per year from the date his employment began (October 21, 2013) through December 6, 2013. From and after December 6, 2013, Mr. Burns’ annual salary was increased to $200,000 per year. At least annually, Mr. Burns is to meet with the members of the Compensation Committee to establish performance standards and goals to be met by Mr. Burns and cash bonus targets based on the performance standards and goals that are achieved. For 2014, Mr. Burns will be eligible to receive a target cash bonus of $50,000. Mr. Burns will also receive an annual cost of living increase and he is entitled to participate in any of our employee benefit plans which may now or hereafter be in effect on a general basis for our executive officers or employees. During his employment, we will provide, at our sole expense, medical and dental benefits for Mr. Burns, his spouse and his children unless Mr. Burns waives such benefits.

In accordance with the terms of the employment agreement, Mr. Burns was granted an incentive stock option award from the Company’s 2013 Equity Incentive Plan for the purchase of 30,000 shares of the Company’s common stock at a price of $5.00 per share. The term of the option is 10 years. The right to purchase the shares vests annually over a four year period.

The employment agreement will be terminated if Mr. Burns is disabled or voluntarily resigns from his employment. We may terminate Mr. Burns’ employment for cause or on 30 days written notice. If his employment is terminated by us without cause, Mr. Burns will receive his accrued but unpaid salary and the value of unused paid time off through the effective date of the termination, any accrued but unpaid bonus, business expenses incurred prior to the effective date of the termination, and severance (the “Severance Payment”) consisting of six months’ salary, less legal deductions. We may elect, in our sole discretion, whether to pay the Severance Payment in one lump sum or on regular pay days for the six months following termination of Mr. Burns’ employment. Mr. Burns will also be entitled to continue to participate in employee benefit plans, at the Company’s sole expense, for six months following the termination of his employment.

If Mr. Burns’ employment is terminated as a result of a change in control, he will be entitled to receive his accrued but unpaid salary and the value of unused paid time off through the effective date of the termination, any accrued but unpaid bonus, business expenses incurred prior to the effective date of the termination, and an amount equal to one-half of his salary. In addition, any equity award that was scheduled to vest during the two year period following the termination of his employment will vest immediately upon the termination of Mr. Burns’ employment as a result of a change in control. Mr. Burns’ employment will be deemed to have been terminated as a result of a change in control if the termination occurs during the period that begins when negotiations for the change in control begin and ends on the six month anniversary of the closing of the change in control transaction and such termination is not a termination for cause or a termination as a result of his death, disability or election.

On May 7 and May 8, 2013, Paul Bundschuh and William Alexander entered into employment agreements with us. With the exception of the annual compensation, the material terms of the employment agreements of these two executives are substantially the same.

The employment agreements entered into by Messrs. Bundschuh and Alexander have initial terms of two years, but will be renewed on an annual basis following the expiration of the initial term, unless otherwise terminated. As compensation for their services Mr. Bundschuh receives an annual salary of $200,000 per year and Mr. Alexander receives an annual salary of $223,267 per year.

Each executive is entitled to receive an annual cost of living increase and is entitled to participate in any of our employee benefit plans which may now or hereafter be in effect on a general basis for our executive officers or employees. During each executive’s employment, we will provide, at our sole expense, medical and dental benefits for each executive, his spouse and his children. Following the initial public offering of our common stock, each executive became eligible for an annual bonus, in an amount to be determined by the

Compensation Committee, based upon standards and goals agreed to by the Compensation Committee and the executive, and each executive may receive awards of stock grants or stock options at the discretion of the Compensation Committee. For the year ended December 31, 2013, the Compensation Committee awarded Messrs. Bundschuh and Alexander bonuses of $100,000 and $50,000, respectively.

Our Board of Directors may terminate the services of the executive for “cause,” as defined in the employment agreement or upon 30 days written notice to the executive. The employment agreements may also be terminated by the executive’s death or disability, by the election of the executive or due to a change in control, as defined in the employment agreements.

If an executive is terminated as a result of death, disability or the executive’s election, he will receive his accrued but unpaid salary and the value of unused paid time off through the effective date of his termination, his accrued but unpaid annual bonus, if any, and his business expenses incurred prior to the effective date of his termination (the “Termination Payment”). If the executive is terminated as a result of disability or the executive’s election, the executive will be entitled to continue to participate in any employee benefit plan to the extent provided for in the plan or as may be required by law. If we terminate the executive’s employment other than for cause, the executive will receive the Termination Payment and severance consisting of the greater of (i) the salary that would be due to the executive if his employment had not been terminated or (ii) six months annual salary. The executive will also be entitled to continue to participate in any employee benefit plan for a period of six months following the termination of his employment. If an executive is terminated as a result of a change in control, he will receive the Termination Payment and severance in an amount equal to the annual salary due to the executive for the balance of the term. In no event will this severance payment be less than the amount of the executive’s annual salary.

Separation and Release Agreements

For information relating to Separation and Release Agreements entered into during the year ended December 31, 2013, please see the discussion titled “Certain Relationships and Related Transactions, and Director Independence”.

Outstanding Equity Awards at December 31, 2013

The following table sets forth certain information concerning outstanding equity awards for our Named Executive Officers at December 31, 2013. No options were exercised by our Named Executive Officers during the year ended December 31, 2013.

	Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Option exercise price ($)	Option expiration date
Paul Bundschuh	1,229	—	$0.8133	5/12/2022
Paul Bundschuh	1,281	—	$0.7953	8/25/2022
Paul Bundschuh	11,781	—	$2.9715	6/30/2020
Paul Bundschuh	5,890	—	$2.9715	9/30/2020
Paul Bundschuh	5,890	—	$2.9715	12/31/2022
Paul Bundschuh	69,999	34,999	$5.0000	7/19/2023
Christopher Cobb	—	6,717	$6.3276	11/26/2015
Christopher Cobb	—	29,399	$5.0000	11/26/2015
William Alexander	14,000	27,999	$5.0000	7/19/2023
Timothy Burns	—	30,000	$5.0000	11/21/2023
Charles De Tarr	—	26,743	$0.4167	1/31/2022
Charles De Tarr	—	7,000	$5.0000	11/26/2015

Director Compensation

Members of our Board of Directors did not receive compensation for their service as directors for the year ended December 31, 2012. On June 30, 2013, our Board of Directors approved annual compensation to be paid to the independent directors, effective from their date of appointment to the Board, as follows: each of the independent directors will receive $50,000 in cash and $50,000 in value of shares of common stock. The cash component of the compensation was to begin to accrue when the Company completed its initial public offering. All directors are reimbursed ordinary and reasonable expenses incurred in exercising their responsibilities. The following table illustrates the compensation paid to members of our Board of Directors as of December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mark L. Baum	$12,500	$54,305	—	—	—	—	$66,805
Lon E. Bell	$12,500	$54,305	—	—	—	—	$66,805
David B. Eisenhaure	$12,500	$18,055	—	—	—	—	$30,555
Richard Rutkowski	—	$25,000	—	—	—	—	$25,000

(1)	The amounts included in this column are the aggregate grant date fair value of stock awards granted in 2012 for Mr. Baum, Dr. Bell and Mr. Rutkowski and in August 2013 for Mr. Eisenhaure.

On January 3, 2014 the compensation to be paid to our independent directors was changed. Beginning in 2014, our independent directors will receive cash compensation of $50,000 and an option to purchase shares of our common stock having a value of $50,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Party Transactions

As provided by our Audit Committee charter, our Audit Committee is responsible for reviewing and approving in advance any related party transaction. Other than following the requirements of Section 144 of the Delaware General Corporation Law when a related party transaction involves a member of the Board, neither the Board of Directors nor the Audit Committee has adopted specific policies or guidelines relating to the approval of related party transactions. The members of our Audit Committee determine whether to approve a related party transaction in the exercise of their fiduciary duties as directors. Other than Separation and Release Agreements we entered into with executive officers separating from service, we did not have any such transactions during 2013.

Our common stock is listed on the Nasdaq Capital Market, therefore, our determination of the independence of directors is made using the definition of “independent” contained in the listing standards of The Nasdaq Stock Market. On the basis of information solicited from each director, the Board has determined that each of Mr. Baum, Mr. Eisenhaure and Dr. Bell is independent within the meaning of such rules.

Related Party Transactions

Securities and Exchange Commission regulations define the related person transactions that require disclosure to include any transaction, arrangement or relationship in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years in which we were or are to be a participant and in which a related person had or will have a direct or indirect material interest. A related person is: (i) an executive officer, director or director nominee, (ii) a beneficial owner of more than 5% of our common stock, (iii) an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock, or (iv) any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons has a substantial ownership interest or control.

For the period from January 1, 2012, through the date of this proxy statement (the “Reporting Period”), described below are certain transactions or series of transactions between us and certain related persons.

On May 22, 2012, we issued convertible promissory notes together with common stock purchase warrants to Charles De Tarr and Christopher Cobb, respectively. Mr. De Tarr was formerly our Chief Financial Officer, Secretary and Treasurer and Vice-President, Finance. Mr. Cobb was formerly our President and Chief Operating Officer, Chief Executive Officer and a member of our Board of Directors. The note issued to Mr. De Tarr was in the principal amount of $150,000 and included a series of advances made to us by Mr. De Tarr from February 28, 2012 through May 22, 2012. The note issued to Mr. Cobb was in the principal amount of $200,000. The convertible notes accrued interest at the rate of 6% per year and all principal and interest were due and payable on the maturity date, December 31, 2014, unless earlier paid by the Company. The promissory notes converted into 33,061 and 43,643 shares of the Company’s common stock for Mr. De Tarr and Mr. Cobb, respectively, immediately upon completion of the Company’s initial public offering. No payments were made toward the principal amount or accrued interest of either note prior to conversion, therefore, during the Reporting Period, the highest principal amounts owed pursuant to the promissory notes were $150,000 and $200,000, respectively. In conjunction with these promissory notes, we issued 23,706 and 31,608 warrants to Mr. De Tarr and Mr. Cobb, respectively. The warrants have terms of seven years and the per share exercise price is $6.3276.

On August 31, 2012, we closed an offering of $750,000 in principal amount of senior secured convertible promissory notes (the “August Notes”) together with warrants to purchase shares of our common stock. On November 21, 2012, we closed an offering of $3.25 million in principal amount of senior secured convertible promissory notes (the “November Notes”) together with warrants to purchase shares of our common stock. On July 29, 2013, we closed an offering of $750,000 in aggregate principal amount of senior secured convertible promissory notes (the “July Notes”) together with warrants for the purchase of our common stock. The August Notes, the November Notes and the July Notes are collectively referred to in this discussion as the “Notes.” The Notes accrued interest at the higher of (i) 1% per annum or (ii) or the lowest rate that may accrue without causing the imputation of interest under the Internal Revenue Code. The principal amount of the August Notes and the November Notes, together with accrued interest, were due and payable on the earlier to occur of (i) January 6, 2014, (ii) an Event of Default (as defined in the Notes) or (iii) the closing of an IPO Financing (as defined in the Notes). The principal amount of the July Notes, together with accrued interest, were due and payable on the earlier to occur of (i) July 29, 2014, (ii) an Event of Default (as defined in the Notes) or (iii) the closing of an IPO Financing (as defined in the Notes). The notes were converted into shares of the Company’s common stock immediately upon completion of the Company’s initial public offering. No payments were made toward the principal amount or accrued interest of either note prior to conversion. The warrants issued in conjunction with the Notes have a term of seven years and an exercise price of $3.47626. The number of shares of common stock covered by the warrants for the August Note is equal to the original principal amount of the August Note divided by $3.47626 and the number of shares of common stock covered by the warrants issued in conjunction with the November Notes and July Notes is calculated identically to the August Notes, except on one-half the principal amount. The following officers, directors and beneficial owners of 5% of our common stock invested in these offerings:

Name and Title	Investment Amount
August 31, 2012
Lon E. Bell, director (Investment made through the Bell Family Trust dated 2/2/95)	$100,000
Peter Appel, beneficial owner of more than 5% of our common stock	$100,000
November 21, 2012
Lon E. Bell, director (Investment made through the Bell Family Trust dated 2/2/95)	$100,000
Mark L. Baum, director (Investment made through Series E-1 of the Larrem Smitty, LLC)	$100,000
Peter Appel, beneficial owner of more than 5% of our common stock	$1,625,000
MDB Capital Group, LLC, beneficial owner of more than 5% of our common stock on the transaction date	$395,000
July 29, 2013
Peter Appel, beneficial owner of more than 5% of our common stock	$275,000

On July 24, 2012, we entered into engagement agreements with MDB Capital Group, LLC (the “Engagement Agreements”). In exchange for services that were provided and pursuant to the terms of our Engagement Agreements, on November 21, 2012, we issued to MDB Capital Group, LLC a warrant to purchase 200,393 shares of common stock and a warrant to purchase 93,491 shares of common stock. The warrants expire seven years from the date of issuance. The exercise price of the warrant to purchase 200,393 shares of common stock is $3.47626. The exercise price of the warrant to purchase 93,491 shares of common stock is $4.345325. The warrants will become exercisable on the earlier of the Calendar Due Date, as defined in the warrants, or 180 days following an IPO.

During the years ended December 31, 2013 and 2012, we incurred $92,857 and $50,920, respectively, for IT services and equipment provided by DataCorp, a company that is owned by Hamo Hacopian, a former director.

Our executive officers have executed employment agreements with us and have received shares of common stock or options to purchase common stock as compensation. Our independent directors also receive compensation for their services to us. See the section of this proxy statement titled “Executive Compensation” for a discussion of these transactions.

On November 6, 2013 we entered into a Separation and Release Agreement with Christopher Cobb, whereby he resigned as our President, Chief Operating Officer and director. Mr. Cobb’s separation package included the following: (i) a severance payment in the amount of $87,500, accrued but unpaid wages in the amount of $58,835 and paid-time-off in the amount of $9,019, all of which was paid within six days from the date the agreement becomes irrevocable; (ii) grant of an option covering 36,116 shares of common stock which may be exercised for a period of 12 months beginning on November 27, 2014; (iii) an agreement to provide consulting services as requested through December 31, 2013; and (iv) a mutual release of all claims and covenant not to sue. Of the 36,116 shares of common stock covered by the option agreement, 29,399 shares may be purchased at a per-share price of $5.00 and 6,717 shares may be purchased at a per-share price of $6.3276.

On November 27, 2013 we entered into a Separation and Release Agreement with Charles De Tarr whereby he resigned as our Vice-President, Finance. Mr. De Tarr’s separation package included the following: (i) grant of an option covering the purchase of an aggregate 33,743 shares of our common stock which may be exercised beginning on November 27, 2014; (ii) an agreement to provide consulting services on a full-time basis for a period of up to six months; and (iii) a mutual release of all claims and covenant not to sue. We agreed to pay Mr. De Tarr $14,583 per month for the consulting services. Mr. De Tarr’s consulting services under the agreement ceased on February 18, 2014. Of the 33,743 shares covered by the option agreement, 26,743 shares have an exercise price of $0.416675 per share and 7,000 shares have an exercise price of $5.00 per share.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees

The following table represents the fees billed to us for the fiscal years ended December 31, 2013 and December 31, 2012 by Gumbiner Savett Inc., our principal independent registered public accounting firm, and by Maxwell, Locke & Ritter, our former public accounting firm.

	2013	2012
Gumbiner Savett Inc.
Audit Fees (1)	$148,000	—
Audit Related Fees	—	—
Tax Fees(2)	$7,950	—
All Other Fees(3)	$53,649	—
Maxwell, Locke & Ritter
Audit Fees	—	$33,500
Audit Related Fees	—	—
Tax Fees	—	$7,968
All Other Fees	—	—

(1)	Audit fees. This category includes Gumbiner Savett Inc.’s audit of our annual consolidated financial statements and review of financial statements included in our Form S-1 related to our initial public offering and services that are normally provided by independent registered public accountants in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements.
(2)	Tax Fees. This consists of fees incurred for U.S. federal and a state tax advice.
(3)	All Other Fees. This consists of customary agreed upon procedures in connection with our initial public offering.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Gumbiner Savett Inc. is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

The Audit Committee of the Board of Directors consists of the three non-employee directors named below and operates under a written charter adopted by the Board. The Board annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that both Mark L. Baum and David B. Eisenhaure are audit committee financial experts as described in applicable rules and regulations of the Securities and Exchange Commission.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The Audit Committee’s function is more fully described in its charter, which the Board adopted and which the Audit Committee reviews on an annual basis.

Our management is responsible for preparing our financial statements and our financial reporting process. Gumbiner Savett Inc., our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as of the end of the fiscal year.

The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit Committee has also discussed with Gumbiner Savett Inc. the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. Additionally, Gumbiner Savett Inc. provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Gumbiner Savett Inc. its independence from the Company.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 10-K for filing with the Securities and Exchange Commission.

Submitted by the following members of the Audit Committee:

Mark L. Baum, Chairman
Lon E. Bell, Ph.D.
David B. Eisenhaure

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees for Election

The Board currently has five members. Our Board, upon the recommendation of the Nomination and Corporate Governance Committee, has nominated each of our incumbent directors for re-election at the Annual Meeting. Each nominee has agreed, if elected, to serve until the election and qualification of his successor. If any nominee is unable to stand for election, which circumstance we do not anticipate, the Board may provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute nominee.

If a quorum is present at the Annual Meeting, then nominees will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy and entitled to vote at the meeting. There is no cumulative voting in the election of directors.

The following biographical information is furnished as to each nominee for election as a director.

R. Daniel Brdar, Chief Executive Officer and Chairman of the Board of Directors

Mr. Brdar joined Ideal Power on January 8, 2014. He has over 25 years of experience in the power systems and energy industries and has held a variety of leadership positions during his career. Prior to joining the Company, Mr. Brdar was Chief Operating Officer of Petra Solar Inc. from March 2011 to May 2013. From January 2006 to February 2011, Mr. Brdar was Chief Executive Officer of FuelCell Energy, Inc., a publicly traded company, President from August 2005 to February 2011 and Chairman of the Board of Directors from January 2007 until April 7, 2011. Prior to his employment with FuelCell Energy, Inc., which began in 2000, Mr. Brdar held management positions at General Electric Power Systems from 1997 to 2000 where he focused on new product introduction programs and was product manager for its gas turbine technology. Mr. Brdar was Associate Director, Office of Power Systems Product Management at the U.S. Department of Energy where he held a variety of positions from 1988 to 1997 including directing the research, development and demonstration of advanced power systems including gas turbines, gasification systems and fuel cells. Mr. Brdar received a B.S. in Engineering from the University of Pittsburgh in 1981. Mr. Brdar’s experience as an executive officer of a publicly traded company and his knowledge of the innovative renewable energy market led us to believe that he should serve as a director.

William C. Alexander, P.E., Chief Technology Officer, Founder and Director

Mr. Alexander founded Ideal Power in 2007 and joined us full time in January 2010 as the Chief Technology Officer. Mr. Alexander oversees the technology development of all of our products and inventions. Mr. Alexander is also the lead engineer working with clients to collaboratively develop solutions based on our technology. Mr. Alexander was a director of Ideal Power from 2007 through 2012 and re-joined our board as a director on January 8, 2014. Prior to joining the company, Mr. Alexander was a Principal Engineer II for BAE Systems in Austin, Texas from June 1999 through January 2010. Mr. Alexander was the lead engineer developing various weapons systems including LIDAR seekers for air-to-air and air-to-ground applications. Before BAE, Mr. Alexander held various technology and engineering roles with Symtx, Inc., Tracor Aerospace, Inc. and Croft and Company. Mr. Alexander has over 30 patents granted. He has a Master of Science in Mechanical Engineering and a Bachelor of Science in Mechanical Engineering from the University of Texas at Austin. Mr. Alexander’s technological experience, his demonstrated ability to commercialize inventions and his historical relationship with Ideal Power led us to believe that he should serve as a director.

Mark L. Baum, J.D., Director

Mark L. Baum joined our board of directors in November 2012. Mr. Baum is also a director, since December 2011, of Imprimis Pharmaceuticals, Inc., a publicly traded company, where he also serves as Chief Executive Officer effective April 1, 2012. Mr. Baum has served as the principal of The Baum Law Firm, P.C. (now TBLF, LLC) since 1998, and has more than 15 years of experience in financing, operating and advising small capitalization publicly traded enterprises, with a particular focus on restructured or reorganized businesses. As a manager of capital, he has completed more than 125 rounds of financing for more than 40 publicly traded companies. As a securities attorney, Mr. Baum has focused his practice on U.S. securities laws, reporting requirements and public company finance-related issues that affect small capitalization public companies. Mr. Baum has actively participated in numerous public company spin-offs, restructurings/recapitalizations, venture financings, private-to-public mergers, asset acquisitions and divestitures. In addition to his fund management and legal experience, Mr. Baum has operational experience in the following industries: life science and diagnostics, closed door pharmacies, cleaner and renewable energy and retail home furnishings. Mr. Baum has served on numerous boards of directors of publicly traded companies, including Chembio Diagnostic Systems, Inc., Applied Natural Gas Fuels, Inc. (formerly AGAS), Shrink Nanotechnologies, Inc., You on Demand, Inc. and CoConnect, Inc., as well as boards of advisors for domestic and international private and public companies. Mr. Baum founded and capitalized the Mark L. Baum Scholarship, which has funded tuition grants to college students in Texas. Mr. Baum is a published inventor and a licensed attorney in California and Texas. Mr. Baum’s years of public company executive experience, including knowledge of securities laws, reporting requirements and public company finance-related issues, led us to believe that he should serve as a director.

Lon E. Bell, Ph.D., Director

Dr. Bell joined our Board of Directors in November 2012. He founded Amerigon Inc. (now Gentherm) in 1991. Dr. Bell has served many roles in Amerigon, Inc., including Chief Technology Officer until December 2010, Director of Technology until 2000, Chairman and Chief Executive Officer until 1999, and President until 1997. Dr. Bell served as the Chief Executive Officer and President of BSST LLC, a subsidiary of Amerigon from September 2000 to December 2010. He served as a Director of Amerigon from 1991 to 2012. Previously, Dr. Bell co-founded Technar Incorporated, which developed and manufactured automotive components, and served as Technar’s Chairman and President until selling majority ownership to TRW Inc. in 1986. Dr. Bell continued managing Technar, then known as TRW Technar, as its President until 1991. He co-founded Mahindra REVA Electric Vehicle Co Ltd. in 1994 and serves on its Board of Directors and Chairman of its Intellectual Property Committee. He currently serves on the Board of Directors of ClearSign Combustion Corporation. He is a member of advisory boards at California Institute of Technology Mechanical Engineering Department since 2008, Michigan State University and University of Santa Barbra Energy Frontiers Research Centers since 2010 and Alphabet Energy since 2011. Dr. Bell is a leading expert in the design and mass production of thermoelectric products. He has authored more than 30 publications in the areas of thermodynamics of thermoelectric systems, automotive crash sensors, and other electronic and electromechanical devices. Five of his inventions have gone into mass production and dominated their target markets. Dr. Bell received a BSc. in Mathematics, an MSc. in Rocket Propulsion, and a Ph.D. in Mechanical Engineering from the California Institute of Technology. Dr. Bell’s demonstrated ability to commercialize inventions led us to conclude that he should serve as a director.

David B. Eisenhaure, Director

Mr. Eisenhaure joined our board of directors in August 2013. From February 1985 until May 2008, Mr. Eisenhaure served as the President and Chief Executive Officer of SatCon Technology Corporation, a public corporation, which he founded. He was also a director of that company from February 1985 until his resignation in July 2009. After his resignation as an executive officer from SatCon Technology Corporation, Mr. Eisenhaure assisted that company with the transition to a new management team. He retired from active employment in March 2009. Prior to founding SatCon Technology Corporation, Mr. Eisenhaure was the Technical Director of the Energy Systems Division at Draper Laboratory, where the research of his group included magnetic bearings, flywheels, energy storage, advanced solid state power converters, advanced motors and generators, and adaptive control systems for highly dynamic and otherwise unstable systems. Prior to his employment with Draper Laboratory, Mr. Eisenhaure worked at the Massachusetts Institute of Technology Instrumentation Laboratory, first as a graduate student research assistant and then as a staff engineer, designing and developing electromagnetic and thermal control systems to support the national space and defense programs. From 1985 to 1997 he held the position of Lecturer in the Mechanical Engineering Department at the Massachusetts Institute of Technology, where he collaborated with faculty and students on research, especially thesis-related research at both the Master’s and Ph.D. levels. He has been awarded over 20 patents from the U.S. Patent and Trademark Office covering inventions in magnetic suspensions, motor drives and controls, flywheel systems, automotive components, energy storage, and solid state power converters. Mr. Eisenhaure holds a Bachelor of Science degree, a Master of Science degree, and an Engineer’s

Degree in Mechanical Engineering from the Massachusetts Institute of Technology. Mr. Eisenhaure’s years of public company executive experience, his extensive experience in the field of electrical technology, and his educational background led us to believe that he should serve as a director.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE NOMINEES FOR DIRECTORS

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF GUMBINER SAVETT INC. AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL
YEAR ENDING DECEMBER 31, 2014

The Audit Committee of the Board of Directors has selected Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Gumbiner Savett Inc. as our independent registered public accounting firm. However, the Board is submitting the selection of Gumbiner Savett Inc. to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Gumbiner Savett Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Abstentions will be counted in the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF GUMBINER SAVETT INC.
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2014.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER PROPOSALS

Stockholder proposals, other than nominations to our Board of Directors, must comply with the requirements of Article 11 of our Certificate of Incorporation and our bylaws in order to be considered for inclusion in our proxy statement and form of proxy for our 2015 Annual Meeting of stockholders. Alternatively, stockholder proposals may be submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our proxy statement and form of proxy for our 2015 Annual Meeting of stockholders. If a stockholder proposal is submitted to us pursuant to Rule 14a-8, it must be received by us no later than December 19, 2014, which is 120 calendar days before the one-year anniversary of the date on which we first mailed this proxy statement, and must comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Stockholder proposals should be addressed to our Corporate Secretary at 5004 Bee Creek Road, Suite 600, Spicewood, Texas 78669.

Proposals from stockholders that are received after the deadline likely will not be considered timely for consideration by the Committee for next year’s Annual Meeting.

OTHER MATTERS

The Board does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If other matters properly do come before the Annual Meeting, however, it is the intention of the persons named as proxy agents in the enclosed proxy card to vote on such matters as recommended by the Board, of if no recommendation is given, in their own discretion.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2013 is being mailed with this Proxy Statement to stockholders entitled to notice of the Annual Meeting. The Annual Report includes the financial statements and management’s discussion and analysis of financial condition and results of operations. The costs of preparing, assembling, mailing and soliciting the proxies will be borne by us. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, facsimile, personal interviews and other methods of communication.

If you and other residents at your mailing address own shares in street name, your broker or bank may have sent you a notice that your household will receive only one copy of proxy materials for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as householding. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our proxy statement to your address. If you want to receive separate copies of the proxy materials in the future, or you are receiving multiple copies and would like to receive only one copy per household, you should contact your stockbroker, bank or other nominee record holder, or you may contact us at the address or telephone number below. In any event, if you did not receive an individual copy of this proxy statement, we will send a copy to you if you address your written request to, or call, Timothy Burns, Chief Financial Officer and Corporate Secretary, 5004 Bee Creek Road, Suite 600, Spicewood, Texas 78669.

Copies of the documents referred to in this proxy statement that appear on our website are also available upon request by any stockholder addressed to our Corporate Secretary, 5004 Bee Creek Road, Suite 600, Spicewood, Texas 78669.

IDEAL POWER INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS CALLED FOR MAY 29, 2014

The undersigned hereby appoints R. Daniel Brdar and Timothy W. Burns, the attorneys, agents and proxies of the undersigned with full power of substitution to vote all the shares of common stock of Ideal Power Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Omni Austin Hotel at Southpark, 4140 Governors Row, Austin, Texas 78744 on May 29, 2014 at 9:00 a.m. local time, and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

☐ **FOR** all nominees listed below (except as marked to the contrary below)

☐ **WITHHOLD AUTHORITY** to vote for all nominees listed below.

R. Daniel Brdar, William C. Alexander, Mark L. Baum, Lon E. Bell, David B. Eisenhaure

To withhold authority to vote for any individual nominee, write that nominee's name in the space provided.

____

☐ FOR ☐ AGAINST ☐ ABSTAIN

By executing this proxy, the undersigned stockholder grants the proxies, in their discretion, the ability to vote on such other business as may properly come before the meeting or any adjournment thereof including without limitation, to vote to adjourn the meeting. Shares represented by properly executed and returned proxies will be voted at the meeting in accordance with the undersigned's directions or, if no directions are indicated, will be voted in favor of the election of the nominees proposed in this proxy statement and ratification of the Gumbiner Savett Inc. as the Company's independent registered public accounting firm and, if any other matters properly come before the meeting, in accordance with the best judgment of the persons designated as proxies. The undersigned hereby revokes any proxy heretofore given with respect to the shares owned by the undersigned, acknowledges receipt of the Notice dated April 18, 2014 and the Proxy Statement for the meeting accompanying this proxy, and authorizes and confirms all that the appointed proxies or their substitutes, or any of them, may do by virtue hereof.

Dated:_________________________________

____

Signature